MOORE & ASSOCIATES, CHARTERED
      ACCOUNTANTS AND ADVISORS
        PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form S-1, of Global Smoothie Supply, Inc., of our report dated June 25, 2009 on our audit of the financial statements of Global Smoothie Supply, Inc. as of March 31, 2009, December 31, 2008 and December 31, 2007, and the related statements of operations, stockholders’ equity and cash flows for the quarter ended March 31, 2009, and the years ended December 31, 2008 and December 31, 2007, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered

Moore & Associates Chartered
Las Vegas, Nevada
July 14, 2009

6490 West Desert Inn Rd, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501